EXHIBIT 10.1

AMENDED AND RESTATED

REVOLVING LOAN AGREEMENT

THIS AMENDED AND RESTATED REVOLVING LOAN AGREEMENT, dated as of the 25th day of August, 2011, (the “Loan Agreement” or “Agreement”), is made by and between SUPERIOR UNIFORM GROUP, INC., a Florida corporation, whose address is 10055 Seminole Boulevard, Seminole, FL 33772 (the “Borrower”), and FIFTH THIRD BANK, an Ohio corporation having an address of 201 East Kennedy Boulevard, Suite 1800, Tampa, Florida 33602 (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has applied to Lender for a revolving line of credit not exceeding Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Loan”) to be used to support the general corporate purposes of borrower;

WHEREAS, Borrower and Lender have negotiated the terms and conditions of, and wish to enter into, this Agreement for the purpose of setting forth the terms and conditions of the Loan;

NOW, THEREFORE, in consideration of the Premises, and of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

ARTICLE I

LOAN TERMS

1. Loan Amount. Fifteen Million and No/100 Dollars ($15,000,000.00) Revolving Line of Credit. The Loan shall be evidenced by a Revolving Line of Credit Promissory Note (the “Note”).

2. Term of Loan. The original term of the Loan (“Term”) is thirty-six (36) months and such Term shall mature on June 25, 2013. If Borrower is in full compliance with all terms and conditions of this Agreement, Borrower shall have the option to extend and term-out the outstanding principal balance of the Loan due on the Initial Maturity Date, as defined in the Note, and continue to make interest only payments over the subsequent twelve (12) consecutive months in accordance with the terms of the Note.

3. Letters of Credit. During the Term of the Loan, Borrower may request the Lender to issue domestic, international and/or stand-by Letters of Credit in an aggregate amount which, along with any other draws under the revolving line of credit, shall not exceed the maximum amount allowed to be drawn under the Note. The expiration date of any Letter of Credit issued pursuant to the Loan shall be no later than thirty (30) days prior to the last day of the Term of the Loan unless any such Letter of Credit is secured by a cash deposit equal to the face amount of such Letter of Credit.

4. Interest Rate. The Loan shall bear interest at the LIBOR Rate, as defined in the Note, plus ninety (90) basis points.

5. Unused Loan Fee. In addition to all other amounts due to Lender hereunder and under the Revolving Line of Credit Note, Borrower shall pay to Lender on the first Business Day of each April, July, October and January, an availability fee equal to 0.15% (15 basis points) per annum on the average daily unused available principal under the Note for the preceding quarter or portion thereof.

6. Repayment Terms. Interest only payments shall be paid monthly during the initial thirty-six (36) months of the Loan and, if extended, during the subsequent twelve (12) consecutive months. All payments of principal and interest shall be auto debited from Borrower’s deposit account with Lender. Borrower shall be allowed to make prepayments of principal in full or in part at any time during the Term of the Loan without penalty or premium.

ARTICLE II

LOAN DOCUMENTS

“Loan Documents” means this Agreement, the Revolving Line of Credit Note, any UCC Financing Statements, Letter of Credit, any and all Rate Management Agreements (as defined below), and any other agreements, documents or instruments related to the Loan, whether executed prior to, at or after the closing, as the same may be amended, supplemented or modified, in writing, from time to time.

ARTICLE III

WARRANTIES AND REPRESENTATIONS OF BORROWER

Borrower hereby represents and warrants to Lender (which representations and warranties shall be deemed continuing and re-stated at the time of each advance) as follows:

1. Organization Status. Borrower (i) is duly organized under the laws of the State of Florida, and (ii) is in good standing under the laws of the State of Florida, and (iii) has stock outstanding which has been duly and validly issued.

2. Compliance with Laws. Borrower is in compliance with all laws, regulations, ordinances and orders of all Governmental Authorities, including, but not limited to, the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission of the United States or the Public Company Accounting Oversight Board, and all Environmental Laws. “Environmental Laws” means all applicable federal, state and local laws and regulations intended to protect the environment and public health and safety as the same may be amended from time to time. “Governmental Authority” means the government of the United States, or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

3. Financial Statements. The financial statements of Borrower heretofore delivered to Lender are true and correct in all material respects, and fairly present the financial condition of Borrower as of the respective dates thereof, and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof that would affect Borrower’s performance under the Note, this Agreement or any other Loan Documents;

4. Authority to Enter into Loan Documents. The Borrower has full authority to enter into the Loan Documents and consummate the transactions contemplated hereby, and the facts and matters expressed or implied in the opinions of its legal counsel are true and correct;

5. Validity of Loan Documents. The Loan Documents have been approved by those persons having proper authority, and are in all respects legal, valid and binding according to their terms.

6. Conflicting Transactions of Borrower. That the consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under any lease, bank loan or credit agreement, partnership agreement, or other instrument to which Borrower is a party or by which it may be bound or affected.

7. Pending Litigation. That there are no actions, suits, or proceedings pending, or to the knowledge of Borrower threatened against or affecting it or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before or by any governmental authority.

8. Brokerage Commissions. Borrower warrants and represents to Lender that Borrower is not obligated to pay any commission to any broker through any commission or service agreement with a third party in connection with the transaction contemplated herein. Borrower agrees to and shall indemnify Lender from any liability, claims, or losses arising by reason of any such brokerage commissions which are caused by Borrower or its agents. This provision shall survive the repayment of the Loan made in connection herewith and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

9. No Event of Default. As of the date of this Agreement, there is no Event of Default under this Agreement, the Note, or any other Loan Document, nor any event which would become an Event of Default but for the passage of time or the giving of notice or both.

10. Patriot Act. Borrower or any entity or person owning an interest in or being an investor, or otherwise, in Borrower or its respective constituents are not in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56 known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “Patriot Act”).

11. Solvency. The Borrower (before and after giving effect to the Loan) is and will be solvent and have, and expect to have, the ability to, in the ordinary course of business, pay its debts from time to time incurred and as such debts mature. “Solvent” means with respect to the Borrower, on any date determination, that on such date (a) the fair value of the assets of Borrower is greater than the total amount of liabilities, including contingent liabilities, of Borrower, (b) the present fair salable value of the assets of Borrower is not less than the amount that will be required to pay the probable liability of Borrower on its debts as they become absolute and matured, (c) Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond Borrower’s ability to pay such debts and liabilities as they mature, (d) Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Borrower’s assets would constitute an unreasonably small capital, and (e) Borrower is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

12. Tax Status. The Borrower (a) has made or timely filed all federal income and all material State and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which each of them is subject; (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and (c) has set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by any taxing authority and none of the officers of Borrower know of any reasonable basis for any such claim.

13. Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result hereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.

14. ERISA. Any Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Plan in effect at the Borrower is in compliance, in all material respects, with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (“Code”) and any other Federal or State laws. There are no pending, or, to the best knowledge of Borrower, threatened claims, or lawsuits, or actions, by any governmental authority with respect to an ERISA Plan that could reasonably be expected to have a material adverse effect on the financial condition of Borrower or any of its subsidiaries.

For the purposes of this Agreement, the term “Borrower” shall also include each Subsidiary of Borrower. “Subsidiary” means a domestic corporation, partnership, joint venture, limited liability company or other business entity formed under the laws of jurisdictions within the United States of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

ARTICLE IV

COVENANTS OF BORROWER

Borrower hereby covenants and agrees with Lender as follows:

1. Expenses. To pay all costs of closing the Loan contemplated hereunder and all expenses of Lender with respect thereto, including but not limited to reasonable attorneys’ fees (including attorneys’ fees incurred by Lender subsequent to the closing of the Loan in connection with the disbursement, administration, collection, restructure, amendment, or transfer of the Loan), advances, recording expenses, brokerage commissions, and claims of brokerage, documentary stamps and other fees, and similar items, and to allow all closing papers, loan documents and other legal matters to be subject to the approval of Lender’s attorneys.

2. Total Liabilities to Tangible Net Worth. During the entire Term of the Loan, Borrower shall at all times maintain a ratio of Total Liabilities to Tangible Net Worth no greater than 0.75:1.00. This ratio shall be the measurement of the Total Liabilities of Borrower, as reflected on Borrower’s financial statements delivered to Lender on a quarterly basis beginning September 30, 2010, herein to Tangible Net Worth. “Total Liabilities” shall mean all indebtedness (i) with respect to money borrowed, evidenced by a note, Letter(s) of Credit, Rate Management Obligations (as defined below), debenture or other obligation to pay money, (ii) in respect rent or lease of property, under written leases or lease arrangements required by GAAP to be capitalized, (iii) for all obligations under conditional sales or title retention agreements, (iv) for accounts and trade payables, (v) for accrued expenses, (vi) and for all other monetary obligations of Borrower. “Tangible Net Worth” shall mean total assets of Borrower, excluding assets owed to Borrower from an officer, an affiliate or a subsidiary, and excluding the aggregate amount of Borrower’s goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, and other intangible assets minus Total Liabilities.

3. Debt Service Coverage Ratio. During the entire Term of the Loan, Borrower shall maintain Debt Service Coverage Ratio not less than 2.50 to 1.00, calculated at Borrower’s fiscal year end and quarterly on the last day of each fiscal quarter, on a rolling four quarters basis. For purposes hereof, “Debt Service Coverage Ratio” shall mean the sum of earnings before interest, taxes, depreciation, and amortization (EBITDA) divided by the sum of current maturities of long term debt and capital leases plus interest expense; if the Borrower acquires substantially all assets or stock of a previously unrelated business entity Borrower may utilize the historical income statement of the acquired entity in calculating the Debt Service Coverage Ratio as if the acquired entity had been merged into Borrower for the prior four quarters; and, if the Debt Service Coverage Ratio is calculated inclusive of a merged entity historical income statement, the calculation of the ratio and the historical financial information of the acquired/merged entity must be presented in form and content acceptable to Lender.

4. Books and Records/Operating and Rent Statements. To keep and maintain proper and accurate books, records and accounts reflecting all items of income and expenses of operation of Borrower’s business; and, upon the request of Lender, to make such books, records, and accounts immediately available to Lender for inspection. Such right to inspection shall be available to Lender upon an Event of Default with twenty-four (24) hours prior notice. Such inspection shall be in an office designated by Lender and Borrower shall be entitled to have a representative of Borrower present during such inspection.

5. Financial Reporting. Borrower shall at all times comply with the following until such time as the Loan has been paid in full:

i) Within forty-five (45) days after the end of each quarter, Borrower shall provide to Lender a Quarterly Covenant Compliance Worksheet in such form as approved by Lender.

ii) Within forty-five (45) days after the end of each quarter, Borrower shall provide to Lender its quarterly unaudited consolidated financial statements in a form acceptable to Lender and including an income statement and balance sheet. The quarterly financial statements shall be certified as accurate by its principal financial officer.

iii) Within one hundred twenty (120) days following the end of its fiscal year, Borrower shall provide to Lender its annual audited financial statements in a form acceptable to Lender and including an income statement and balance sheet.

iv) Within seven (7) days of their filing, Borrower shall provide Lender with true copies of all reports filed with the United States Securities and Exchange Commission.

v) Borrower shall provide such other financial reports or information as Lender may reasonably request in writing from time to time.

6. Depository Relationship. Borrower shall maintain its primary depository relationship with Lender throughout the Term of the Loan. Borrower recognizes that the establishment of such depository relationship and the maintenance of the same was an important factor and a material inducement to Lender in establishing the terms and conditions, including the interest rate, of the Loan.

7. Audits. Lender shall have the right to audit the books and records of Borrower. No rights of audit unless in default and with twenty-four (24) hours prior notification and accompanied by Borrower’s representative.

8. Insurance. At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall be issued by financially sound and reputable insurers. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

9. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with generally accepted accounting principals (“GAAP”), as in effect from time to time, applied in a manner consistent, and that were used in preparing the financial statements delivered to Lender. Notwithstanding the foregoing, for the purpose of determining compliance with any covenant contained in this Agreement (including the computation of any financial covenant), Indebtedness of the Borrower and its subsidiaries shall be deemed carried at 100% of the outstanding principal balance thereof. If at any time any change in GAAP would affect the computation of any financial ratio set forth in this Agreement, the Borrower and Lender shall negotiate in good faith to amend such ratio to preserve the original intent thereof.

10. Negative Pledge. During the Term of the Loan, except for materials, vehicles, equipment, tools or other items of personal property purchased in the ordinary course of Borrower’s business (and, in no event, in excess of one Hundred Thousand and No/100 Dollars ($100,000.00) outstanding at any one time), Borrower shall not pledge or otherwise encumber any of Borrower’s assets without the express prior written consent of Lender.

ARTICLE V

DEFAULTS

An Event of Default shall be deemed to have occurred hereunder if:

1. Default Under Promissory Note. If there is any failure to make any principal or interest payment or any other monetary payment, including, but not limited to, nonpayment of any Rate Management Obligations, when due beyond any applicable cure period as required in the Note, or this Agreement; or

2. Non-Monetary Defaults. Any non-monetary default occurring under this Agreement other than the Note which is not cured within thirty (30) days after receipt of written notice of same from Lender, to observe or perform any non monetary covenant or condition as contained in this Agreement or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement; provided that if any such failure concerning a non monetary covenant or condition in this Agreement or any Rate Management Agreement is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; or

3. Breach of Warranty. Any warranties, representations or covenants made or agreed to be made in any of the Loan Documents shall be breached in any material respect by Borrower or shall prove to be false or misleading which are not cured within thirty (30) days of written notice to Borrower of such alleged breach; provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach within the ninety (90) day notice and cure period provided in paragraph 2 above; or

4. Material Adverse Change. Borrower shall suffer any material adverse change in financial condition which, in the reasonable opinion of Lender, Lender deems itself insecure such that a default is imminent or has occurred, which could materially impair the ability of the Borrower to pay all amounts due under the Note; or

5. Bankruptcy or Insolvency of Borrower.

i) The filing by the Borrower, or any Subsidiary of Borrower, of a voluntary petition in bankruptcy for adjudication as a bankrupt or insolvent, or the filing by the Borrower, or any Subsidiary of Borrower, of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the Borrower’s, or any Subsidiary of Borrower, seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of the Borrower or of all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

ii) The failure to discharge within sixty (60) days of filing a petition filed against the Borrower, or any Subsidiary of Borrower, seeking any reorganization, arrangement, composition, readjustment, liquidation or dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of the Borrower, or any Subsidiary of Borrower, or of all or any substantial part of the Premises or of any or all of the rents, revenues, issues, earnings, profits or income thereof without the consent or acquiescence of the Borrower, or any Subsidiary of Borrower, as applicable; or

6. Assignment for the Benefit of Creditors. Borrower, or any Subsidiary of Borrower, shall make a general assignment for the benefit of creditors; or

7. Failure to Disprove Default. Lender shall reasonably suspect the occurrence of one or more of the above said Events of Default and Borrower, upon request of the Lender, shall fail to provide evidence reasonably satisfactory to Lender that such event or Events of Default have not, in fact, occurred; or

8. Change in Management of Borrower. There is any change of the Chief Executive Officer and/or Chief Financial Officer of Borrower, without the express prior written consent of Lender, which consent shall be in Lender’s sole and absolute discretion.

ARTICLE VI

REMEDIES OF LENDER

Upon the occurrence of any one or more of the Events of Default set out in Article IV hereof, Lender shall at its option be entitled, in addition to and not in lieu of the remedies provided for in the Note, or other documents executed in connection with the Loan, to proceed to exercise any of the following remedies:

1. Cancel and terminate this Agreement and not disburse any additional funds to Borrower; or

2. Accelerate Payment of the Note whereupon Borrower agrees, upon written request of the Lender, to immediate pay to Lender all of the outstanding principal and unpaid interest and other charges due pursuant to the terms of the Note; or

3. Cancel and call any outstanding Letter of Credit or Rate Management Agreement; or

4. Commence an appropriate legal or equitable, action to enforce performance of this Agreement; or

5. Exercise any other rights or remedies Lender may have under the Loan Documents referred to in this Agreement or executed in connection with the Loan which may be available under applicable law.

ARTICLE VII

MISCELLANEOUS

In the event of a conflict with other provisions of this Agreement, the provisions of this Article VI shall control.

1. No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Lender.

2. No Assignment by Borrower. Neither this Agreement nor the right to receive any advances to be made by Lender may be assigned by Borrower without the prior written consent of Lender. If Lender approves an assignment hereof by Borrower, Lender shall be entitled to make advances to such assignee and such advances shall be evidenced by the Note and secured by the Loan Documents. Borrower shall remain liable for payment of all sums advanced hereunder before and after such assignment.

3. U.S.A. Patriot Act Verification Information. Borrower shall provide evidence of its legal names, tax identification numbers, and street addresses satisfactory to and sufficient for the Lender to verify the identity of the Borrower as required under the U.S.A. Patriot Act. Borrower shall notify Lender promptly of any change in such information.

4. Delivery of Loan Documents. All of the Loan Documents have been, or will be, duly executed and delivered to Lender and the Financing Statements and any recordable Loan Documents, as applicable, have been or will be recorded in the appropriate public offices.

5. Additional Items. Notwithstanding anything contained in this Agreement to the contrary, Borrower shall have submitted the following additional items to Lender on or before the closing unless otherwise agreed to by Lender:

i) Borrower’s federal taxpayer identification number.

ii) The Articles of Incorporation of the Borrower, and all amendments thereof, certified by the appropriate official of the State of Florida;

iii) A current good standing certificate from the Secretary of the State of Florida;

iv) The By-Laws or other appropriate organizational documents of the Borrower;

v) An incumbency certificate, specifying by name and title the officers, directors, certified by an appropriate person or other authorized individual;

vi) Certified resolutions of the Board of Directors of Borrower authorizing the execution and delivery of the Loan Documents and all other documents necessary or desirable, for the consummation of the transaction contemplated herein.

6. Waiver. In the event of any litigation to enforce or interpret any of the provisions of the Note, or this Agreement, or any of the Loan Documents, or any combination thereof, the Borrower hereby waives any and all right to demand a jury trial on any of the issues.

ARTICLE VIII

GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this Agreement:

1. Rights of Third Parties. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so.

2. Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts, and Lender shall at all times be free independently to establish to its satisfaction and in its absolute reasonable discretion such existence or nonexistence.

3. Assignment. Lender shall have the unconditional right to assign all or any part of its interest hereunder to any third party.

4. Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, legal representatives, successors, and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective legal representatives, successors and assigns whether so expressed or not.

5. Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

6. Invalid Provisions to Affect No Others. In fulfillment of any provision hereof or any transaction related hereto at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

7. Number and Gender. Whenever the singular or plural number, masculine or feminine, or neuter gender is used herein, it shall equally include the other.

8. Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

9. Entire Agreement. This Agreement and the documents expressly referred to herein or otherwise executed in connection herewith embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter.

10. Notice.

(a) All notices given hereunder shall be in writing and addressed as follows:

Lender:	Fifth Third Bank 201 East Kennedy Boulevard, Suite 1800 Tampa, Florida 33609 Attn: Andrew D. Hahn, Vice President

with copy to:	James B. Soble, Esquire Ruden McClosky P.A. 401 East Jackson Street, Suite 2700 Tampa, Florida 33602

Borrower:	Superior Uniform Group, Inc. 10055 Seminole Boulevard Seminole, FL 33772 Attn: Andrew D. Demott, Jr., Executive Vice President, Chief Financial Officer and Treasurer

with copy to:	Walter C. “Chet” Little, Esquire Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602

(b) Any notice, report, demand or other instrument authorized or required to be given or furnished under this Agreement to Borrower or Lender shall be deemed given or furnished when addressed to the party intended to receive the same, at the above address and delivered at such address (by hand delivery or by expedited courier) or deposited in the United States mail as first class certified mail, return receipt requested, postage paid, whether or not the same is actually received by such party.

(c) Each party may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other party, but no such notice of change shall be effective unless and until received by such other party.

(d) Notwithstanding anything in this instrument to the contrary, all requirements of notice shall be deemed inapplicable if Lender is prevented from giving such notice by bankruptcy or any other applicable law. In such event, the cure period if any, shall then run from the occurrence of the event or condition of default rather than from the date of notice.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida.

12. Definitions.

(a) “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the partiers confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

(b) “Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement as of the day and year first above written.

Signed, sealed and delivered in our presence:	BORROWER
SUPERIOR UNIFORM GROUP, INC., a Florida corporation
(Witness Signature)
Print Name:	By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Executive Vice President, Chief
(Witness Signature)		Financial Officer and Treasurer
Print Name:

LENDER:

FIFTH THIRD BANK, an Ohio corporation
(Witness Signature)
Print Name:	By:	/s/ Andrew D. Hahn
Andrew D. Hahn
	Its:	Vice President
(Witness Signature)
Print Name: